EXHIBIT 5.1

SIDLEY AUSTIN LLP 555 CALIFORNIA STREET SAN FRANCISCO, CA 94104 (415) 772 1200 (415) 772 7400 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT FOUNDED 1866	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

March 27, 2007

Allscripts Healthcare Solutions, Inc.

222 Merchandise Mart Plaza, Suite 2024

Chicago, Illinois 60654

Re:	Allscripts Healthcare Solutions, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,500,000 shares (the “Registered Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), to be issued pursuant to the Company’s Amended and Restated 1993 Stock Incentive Plan, as amended (the “Plan”).

We are familiar with the Plan, the Registration Statement, the Restated Certificate of Incorporation of the Company, the Bylaws of the Company and the resolutions of the Board of Directors of the Company relating to the Plan and the Registration Statement. We have also examined such records, documents and questions of law, and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth herein. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.	The Company is a corporation validly existing under the laws of the State of Delaware.

2.	Each Registered Share that is newly issued under the Plan will be legally issued, fully paid and non-assessable when (i) the stockholders of the Company shall have approved an amendment to the Plan to increase the number of shares of Common Stock that may be issued pursuant to the terms of the Plan by 1,500,000; (ii) the Registration Statement shall have become effective under the Securities Act; and (iii) a certificate representing such Registered Share shall have been duly issued and sold in the manner provided in the Plan.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Allscripts Healthcare Solutions, Inc.

March 27, 2007

This opinion letter is limited to the General Corporation Law of the State of Delaware.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance or sale of the Registered Shares.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP